Exhibit 10.5

2019 AMENDMENT

TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS 2019 AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of February 21, 2019, by and among ROBERT A. CAFERA, JR., an individual resident of the State of Kentucky (“Executive”), FIRSTSUN CAPITAL BANCORP, a Delaware corporation (“Bancorp”), and SUNFLOWER BANK, N.A., a national banking association (the “Bank” and, together with Bancorp, “Employer”). Executive and Employer are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Executive entered into that certain Amended and Restated Employment Agreement, dated as of June 19, 2017, by and between Executive and Employer (the “Employment Agreement”);

WHEREAS, Executive and Employer desire to amend the Employment Agreement to clarify the intended treatment of certain compensation due and payable to Executive,

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employment Agreement is hereby amended as follows:

1.            Amendment to Section 13(e) (iv) (A), Section 13(e) (iv) (A) is hereby amended by deleting the subparagraph (A) in its entirety and replacing it with the following:

(A) severance compensation (“Severance”) in a total amount equal to twenty-four (24) months of Base Salary and bonus (at Executive’s then-current Base Salary rate and targeted annual bonus for the year of termination (disregarding any reduction constituting Good Reason)), plus vesting in all unvested balances in the Executive’s Deferral Account under the Sunflower Financial, Inc. Deferred Compensation Plan, plus an amount equal to eighteen (18) multiplied by Employer’s monthly COBRA premium in effect as of the date of termination for the level of coverage in effect for Executive under Employer’s group health plan, which total amount shall be paid in a lump sum within sixty-five (65) days after .the date of such termination, provided that within such sixty-five (65) day period the Release described in this Section becomes effective and irrevocable; and, provided further, that if such sixty-five (65) day period begins in one calendar year and ends in the next calendar year, such lump sum shall be paid on the first payroll date of Employer in such next calendar year in compliance with Section 409A (as defined below);

2.             No Other. Amendments, Except as expressly modified or amended hereby, the Employment Agreement is and shall remain in full force and effect. Executive acknowledges that Employer is in full compliance with its obligations under the Employment Agreement and that no amendments to the Employment Agreement as a result of this Amendment shall be deemed to constitute “Good Reason” under the Employment Agreement.

3.             Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Colorado, without regard to conflicts of laws principles.

4.             Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Amendment may be by actual or facsimile signature.

[Signature page follows]

2

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the day and year first set forth above, but on the actual dates specified below.

EXECUTIVE:

Signature:	/s/ Robert A. Cafera, Jr.
Robert A. Cafera, Jr.

Date:	3/5/19

EMPLOYER:

FirstSun Capital Bancorp

Signature:	/s/ Mollie Carter
Printed Name:	Mollie Carter
Title:	CEO

Date:	2/25/19

Sunflower Bank, N.A.

Signature:	/s/ Mollie Carter
Printed Name:	Mollie Carter

Date:	2/25/19

Signature Page to 2019 Amendment to Amended and Restated Employment Agreement